Exhibit 5.15

CONSENT OF F. CLOUSTON

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 (the “Registration Statement”), being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission, in connection with the technical report entitled “Quimsacocha Gold Project, Ecuador: Technical Report NI 43-101” dated February 2009 (“Quimsacocha Report”) and (2) the annual information form of the Corporation dated March 28, 2011 which includes reference to my name in connection with information relating to the Quimsacocha Report and the properties described therein.

Date: June 30, 2011

/s/ Francis Clouston
Francis Clouston, Eng.
Manager, Geology
Essakane SA